EXHIBIT 99.1

Cubist Pharmaceuticals Appoints Lonnie Moulder

to its Board of Directors

Lexington, Mass., February 22, 2010 -- Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced the appointment of Leon (Lonnie) Moulder Jr. to its Board of Directors. Most recently, Mr. Moulder served as Vice Chairman, President and Chief Executive Officer of Abraxis BioScience, Inc. from April 2009 to January 2010.

Previously, Mr. Moulder served as Vice Chairman of Eisai Corporation of North America from January 2008 until January 2009, after Eisai acquired MGI PHARMA, Inc., where he had served consecutively as Executive Vice President, President and Chief Operating Officer, and President and Chief Executive Officer from September 1999 to January 2008. Prior to joining MGI PHARMA, from October 1997 to September 1999, Mr. Moulder was Vice President, Business Development and Commercial Affairs and a member of the initial management team at Eligix Inc., a developmental stage biomedical company focused on developing therapies for cancer, infectious disease and auto-immune diseases, located in Boston.

Mr. Moulder began his career as a clinical pharmacist, followed by sixteen years of commercial management experience beginning with Marion Laboratories and ultimately advancing through various management positions at successor companies, Marion Merrel Dow and Hoechst Marion Roussel, where he was Product Group Director, Oncology and Anti-infectives. He received his B.S. in Pharmacy from Temple University and an MBA from the University of Chicago.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. Cubist also promotes MERREM® I.V. (meropenem for injection) in the U.S. under an agreement with AstraZeneca. The Cubist clinical product pipeline currently consists of ecallantide, a recombinant human protein being developed for the reduction of blood loss during cardiac surgery for which we currently are analyzing Phase 2 data; a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics Inc. in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; a program for the treatment of CDAD (Clostridium difficile-associated diarrhea), now entering Phase 2; and a Phase 1 program intended to address the unmet medical need for a treatment for serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs, which would address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com